Aames Mortgage Trust 2002-2

Mortgage Pass-Through Certificates

Collateral Report for March 25, 2003 Distribution
Collateral Report
COLLATERAL	GROUP 2	GROUP 1	TOTAL
Loan Count:
Original	120	2442	2562
Prior	119	2,423	2,542
Prefunding	-	-	-
Scheduled Paid Offs	-	-	-
Full Voluntary Prepayments	-	(9)	(9)
Repurchases	-	-	-
Liquidations	-	-	-
Current	119	2,414	2,533

Principal Balance:
Original	39,910,844.29	275,047,145.10	314,957,989.39
Prior	39,404,143.30	272,579,743.95	311,983,887.25
Prefunding	-	-	-
Scheduled Principal	(36,669.15)	(305,019.36)	(341,688.51)
Partial and Full Voluntary Prepayments	(764.42)	(895,625.61)	(896,390.03)
Repurchases	-	-	-
Liquidations	-	-	-
Current	39,366,709.73	271,379,098.98	310,745,808.71

PREFUNDING	GROUP 2	GROUP 1	TOTAL
SPACE INTENTIONALLY LEFT BLANK

Current Prin Balance by Groups (in millions of dollars)

Total Current Principal Balance (in millions of dollars)

Page 12 of 27	© COPYRIGHT 2003 Deutsche Bank

Aames Mortgage Trust 2002-2

Mortgage Pass-Through Certificates

Collateral Report for March 25, 2003 Distribution
Collateral Report
CHARACTERISTICS	GROUP 2	GROUP 1	TOTAL

Weighted Average Coupon Original	7.409245%	7.904597%	7.841827%
Weighted Average Coupon Prior	7.409289%	7.898377%	7.836211%
Weighted Average Coupon Current	7.408294%	7.896043%	7.834439%
Weighted Average Months to Maturity Original	338	325	327
Weighted Average Months to Maturity Prior	341	328	330
Weighted Average Months to Maturity Current	333	319	321
Weighted Avg Remaining Amortization Term Original	344	335	336
Weighted Avg Remaining Amortization Term Prior	343	334	335
Weighted Avg Remaining Amortization Term Current	342	332	334
Weighted Average Seasoning Original	2.56	2.96	2.91
Weighted Average Seasoning Prior	3.56	3.95	3.90
Weighted Average Seasoning Current	4.56	4.95	4.90

Note: Original information refers to deal issue.

WAC by Groups

Total WAC

WARAT by Groups

Total WARAT

Note: Dates correspond to distribution dates.
Page 13 of 27	© COPYRIGHT 2003 Deutsche Bank

Aames Mortgage Trust 2002-2

Mortgage Pass-Through Certificates

Series 2002-2

Collateral Report for March 25, 2003 Distribution
Collateral Report

ARM CHARACTERISTICS	GROUP 2	GROUP 1	TOTAL

Weighted Average Margin Original	0.594%	0.605%
Weighted Average Margin Prior	0.594%	0.594%
Weighted Average Margin Current	0.601%	0.597%
Weighted Average Max Rate Original	1.389%	1.342%
Weighted Average Max Rate Prior	1.389%	1.319%
Weighted Average Max Rate Current	1.405%	1.325%
Weighted Average Min Rate Original	0.819%	0.814%
Weighted Average Min Rate Prior	0.819%	0.799%
Weighted Average Min Rate Current	0.829%	0.803%
Weighted Average Cap Up Original	0.095%	0.088%
Weighted Average Cap Up Prior	0.095%	0.087%
Weighted Average Cap Up Current	0.096%	0.087%
Weighted Average Cap Down Original	0.095%	0.088%
Weighted Average Cap Down Prior	0.095%	0.087%
Weighted Average Cap Down Current	0.096%	0.087%

Note: Original information refers to deal issue.

SERVICING FEES / ADVANCES	GROUP 2	GROUP 1	TOTAL

Current Servicing Fees	2,984.60	29,012.18	31,996.78
Delinquent Servicing Fees	13,433.79	84,562.71	97,996.50
Trustee Fees	262.69	1,817.20	2,079.89
TOTAL SERVICING FEES	16,681.08	115,392.09	132,073.17

Total Servicing Fees	16,681.08	115,392.09	132,073.17
Compensating Month End Interest	0.00	2,944.13	2,944.13
Delinquent Servicing Fees	(13,433.79)	(84,562.71)	(97,996.50)
COLLECTED SERVICING FEES	3,247.29	33,773.51	37,020.80
Prepayment Interest Shortfall	0.00	2,944.13	2,944.13
Total Advanced Interest	187,860.59	1,266,137.60	1,453,998.19

ADDITIONAL COLLATERAL INFORMATION	GROUP 2	GROUP 1	TOTAL

Net Rate	6.887764%	7.364175%	7.303821%

Page 14 of 27	© COPYRIGHT 2003 Deutsche Bank